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                                                                     Exhibit 4.1

                          PREEMPTIVE RIGHTS AGREEMENT

          This PREEMPTIVE RIGHTS AGREEMENT (this "Agreement") is made and entered into as of this 13th day of August, 1998, by and among ALLIN COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company") and those persons whose names appear on the signature page hereof (each a "Subscriber," and collectively, the "Subscribers").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, concurrently with the execution of this Agreement and pursuant to the terms of certain Subscription Agreements (the "Subscription Agreements), Subscribers have agreed to purchase from the Company, and the Company has agreed to sell and issue to Subscribers, shares of Series B Redeemable Preferred Stock, par value $.01 per share, of the Company (the "Series B Preferred Stock") and warrants (the "Warrants") to purchase shares of common stock, par value $.01 per share, of the Company (the "Common Stock"); and

          WHEREAS, the parties believe it to be to their mutual benefit to provide for a plan for certain terms of future equity financings by the Company.

          NOW, THEREFORE, in consideration of the premises and the mutual independent covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I
                        INTERPRETATION OF THIS AGREEMENT

          1.1  Certain Defined Terms.  As used in this Agreement:

          "Approved Stock Plan" means (i) the Company's 1996 Stock Plan and (ii)
           -------------------
the Company's 1997 Stock Plan.

          "Board" means the board of directors of the Company.
           -----

          "Capital Stock" means the capital stock of the Company.
           -------------

          "Capital Stock Equivalents" means options or rights to acquire any
           -------------------------
shares of Capital Stock or any securities convertible into or exchangeable for Capital Stock.

          "Person" means an individual, corporation, partnership, joint venture,
           ------
trust or unincorporated organization or association, joint stock company or other similar organization,
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government or any political subdivision thereof, court, or any other entity, whether acting in an individual, fiduciary or other capacity.

          "Underlying Shares" means shares of Capital Stock issuable upon
           -----------------
exercise, exchange or conversion of Capital Stock Equivalents.

          1.2 Headings. The article and section titles herein are for convenience only and do not define, limit or construe the contents of such articles and sections.


                                   ARTICLE II
                               PREEMPTIVE RIGHTS

          2.1 Grant of Rights. If at any time following the date hereof the Company proposes to sell any shares of Capital Stock or Capital Stock Equivalents, the Company will first offer to each Subscriber the right to purchase up to the number of shares of Capital Stock (or in the case of a sale of Capital Stock Equivalents, such Capital Stock Equivalents whose Underlying Shares are) equal to the product of (a) the number of shares of Capital Stock (or Underlying Shares with respect to the Capital Stock Equivalents) proposed to be sold by the Company multiplied by (b) a fraction, the numerator of which is the number of shares of Series B Preferred Stock purchased by the Subscriber on the date hereof and the denominator of which is the total number of shares of Series B Preferred Stock issued as of the date hereof, for the same price and on the same economic terms as the securities are being offered in such transaction. If noncash consideration is proposed to be received for the securities, the price for purposes of the preceding sentence shall be the sum of any cash to be received plus the fair market value of the noncash property to be received, as determined in good faith by the Board.

          2.2 Notice to Subscribers. The Company will cause to be given to each Subscriber a written notice directed to each Subscriber setting forth a description of the securities being offered, the price and other economic terms at which the Subscriber may purchase such securities and the calculation made as to the number of securities that the Subscriber has the right to purchase, whereupon the Subscriber shall have a period of two (2) business days from the date such notice is given to give written notice to the Company that he or it desires to exercise his or its right to purchase the securities. Capital Stock or any Capital Stock Equivalents which have been offered in accordance with this
Article II to each Subscriber and with respect to which, within the applicable period specified above, a Subscriber has not given notice to the Company that he or it desires to exercise its right to purchase, may thereafter, for a period not exceeding three months following the expiration of such period, be issued, sold or subjected to rights or options to any other Person at a price not less than that at which they were offered to the declining Subscriber. Any such securities not so issued, sold or subjected to rights or options to others during such three-month period will thereafter again be subject to the first refusal rights provided for in this Article II.

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          2.3  Exceptions.  Anything in this Agreement to the contrary notwithstanding, the provisions of this Article II shall not be applicable to
(i) the granting of options or the issuance of Capital Stock pursuant to an Approved Stock Plan, (ii) the issuance of the Series B Preferred Stock and the Warrants pursuant the Subscription Agreements, (iii) the issuance of Capital Stock pursuant to the declaration or payment of any dividend on the Capital Stock payable in shares of Capital Stock, (iv) the issuance of Capital Stock to a seller as consideration for the purchase of equity interests or assets of an entity unaffiliated with the Company whether pursuant to a merger or otherwise,
(v) the issuance of Underlying Shares or (vi) securities offered to all holders of a particular class of outstanding Capital Stock on a pro rata basis whether pursuant to an exchange offer or otherwise.

          2.4 Termination of Preemptive Rights. Anything in this Agreement to the contrary notwithstanding, the provisions of this Article II shall terminate and be of no force or effect on the earliest of (i) the first anniversary of the date hereof or (ii) with respect to any particular Subscriber, such time as such Subscriber shall have declined to exercise his or its preemptive rights in connection with two separate and distinct proposed sales, with respect to which
(a) the Subscriber received notices in accordance with Section 2.2 and (b) the Company actually sold securities to other Persons in accordance with the terms set forth in such notices and in accordance with this Article II.


                                  ARTICLE III
                                 MISCELLANEOUS

          3.1 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of the Subscribers holding a majority of the outstanding shares of Series B Preferred Stock and outstanding shares of Common Stock into which shares of Series B Preferred Stock have been converted; provided, however, that no amendment,
                                     --------  -------
modification or supplement or waiver or consent to the departure with respect to the provisions of Article II hereof shall be effective as against any Subscriber unless consented to in writing by such Subscriber.

          3.2 Successors, Assigns and Transferees. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, administrators, heirs, successors and permitted assigns, as applicable; provided, however, that no Subscriber may assign, by
                        --------  -------
operation of law or otherwise, to any Person his or its rights hereunder without the prior written consent of the Company.

          3.3 Notices. All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, telecopier or hand delivery:

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          if to the Company, to:

               Allin Communications Corporation
               400 Greentree Commons
               381 Mansfield Avenue
               Pittsburgh, PA  15220
               Attention: Richard W. Talarico
               FAX: (412) 928-0225

          if to a Subscriber, to:

               the most recent address of such Subscriber on the books of the Company

     All such notices and communications shall be deemed to have been given or made (i) when delivered by hand, (ii) two business days after being deposited in the mail, postage prepaid, (iii) when telexed, answer-back received or (iv) when telecopied, receipt acknowledged.

          3.4 Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

          3.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

          3.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

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          IN WITNESS WHEREOF, each of the undersigned has executed this
Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                              ALLIN COMMUNICATIONS CORPORATION


                              By:  /s/ Richard W. Talarico
                                   ---------------------------------------
                              Title:  Chairman and Chief Executive Officer
                                    --------------------------------------


                              SUBSCRIBERS


                                  /s/ Henry Posner, Jr.
                                -------------------------------------------


                                  /s/ Thomas D. Wright
                                -------------------------------------------


                                  /s/ Richard W. Talarico
                                -------------------------------------------


                                  /s/ William C. Kavan
                                -------------------------------------------


                                  /s/ James C. Roddey
                                -------------------------------------------

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